UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
April 2, 2020
Date of Report (Date of earliest event reported)

LENNAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Northwest 107th Avenue, Miami, Florida 33172
(Address of principal executive offices) (Zip Code)
(305) 559-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $.10	LEN	New York Stock Exchange
Class B Common Stock, par value $.10	LEN.B	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 7.01 Regulation FD Disclosure

Since our earnings call, we have continued to receive many questions about the quickly evolving homebuilding landscape. Accordingly, we are choosing today to release the Outlook section of our Form 10-Q to be filed next week. As we seek to be responsive to those who inquire, that Outlook is as follows:

Outlook
The United States economy in general and our business specifically have been dramatically affected by the coronavirus (COVID-19) pandemic. There are no reliable estimates of how long the pandemic will last or how many people are likely to be affected by it. For that reason, we are unable to predict the long-term impact of the pandemic on our business at this time. Our first priority with regard to the COVID-19 pandemic is to do everything we can to ensure the safety, health and hygiene of our associates, customers, suppliers and others with whom we partner in our business activities. Subject to that and through the use of appropriate risk mitigation and safety practices, we are doing everything we can to continue our business operations in this unprecedented business environment in which we find ourselves. Part of our strategy includes accelerating various technology initiatives to accommodate our safety first mandate and to continue our business in these difficult times.
Subsequent to our first quarter earnings call, a number of states, counties and municipalities issued orders requiring persons who were not engaged in essential activities and businesses to remain at home. Other jurisdictions without stay-at-home orders required non-essential businesses to close. Some states designated residential homebuilding as an essential business activity. However, several states and municipalities did not include residential construction as an essential business and required that construction cease. Late in March, the United States Department of Homeland Security added construction to its list of critical infrastructure activities, though this is not binding on state and local governments.
Presently, certain markets in which we do business have stopped our construction and sales of homes. While we continue to build and sell homes in our other markets, traffic in our Welcome Home Centers and sales have slowed significantly. With a near shutdown of large portions of our national economy, we expect sales to continue to slow, even while we maintain and innovate our sales, construction and closing operations. In response to these rapidly changing market conditions, we are taking all appropriate steps to reduce construction costs, SG&A expenses and other cash outflows.
While we have a strong liquidity position as of February 29, 2020 with $785 million of cash and $2.1 billion of unused committed capacity under our revolving credit facility, we are taking steps to maximize positive cash flow, in case a lack of liquidity in the economy resulting from the responses to the COVID-19 pandemic limits our access to third party funding. We are doing this by limiting cash expenditures as much as possible, including working collaboratively through our strong relationships with national, regional and local developers to extend the closing date of our land purchases and defer land development activities.
Our mortgage lending operations have not yet experienced a significant slowdown in loan originations as a result of the COVID-19 pandemic. However, a material reduction in our home sales would significantly reduce our residential mortgage lending activities. To the extent we are able to continue originating residential mortgage loans, we expect to be able to continue selling them into the secondary mortgage market.
We do not know to what extent the financial effects of the responses to the COVID-19 pandemic will impact the demand for commercial mortgage loans of the type we originate, but they are likely to make it more difficult for us to sell loans we originate into securitization vehicles. This could require us to reduce our commercial mortgage lending even if demand is not adversely affected. If the COVID-19 pandemic continues to curtail economic activity for a substantial period, it is likely to lead to rent arrearages by tenants in multifamily residential buildings in which our Multifamily segment has investments. All of our other business activities are likely to be affected by COVID-19 related reductions in economic activity.
Nobody knows the total effects the COVID-19 pandemic will have on the economy during the remainder of 2020. Our senior management team is monitoring its impact on a daily basis and will continue to adjust our operations as necessary.

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Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Document

104	Cover Page Interactive Data File--the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2020	Lennar Corporation

	By:	/s/ Diane Bessette
	Name:	Diane Bessette
	Title:	Vice President, Chief Financial Officer and Treasurer

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